Exhibit 99.1

FOR IMMEDIATE RELEASE:

PRESS RELEASE

TAYLOR DEVICES ADDS SENIOR MANAGER

NORTH TONAWANDA, NY, APRIL 11, 2019 – Taylor Devices, Inc. (NASDAQ SmallCap: “TAYD”) Taylor Devices Inc. is pleased to announce that Mr. Timothy J. Sopko will be joining the Company’s senior management team as Chief Executive Officer.

Mr. Sopko is the former Vice President and General Manager of Carleton Technologies Inc. (d.b.a. Cobham Mission Systems) in Orchard Park, New York, a Department of Defense Contractor with annual revenues in excess of $200 million.

Prior to becoming Vice President and General Manager at Carleton in 2014, Mr. Sopko, held positions of increasing responsibility including, General Manager, Director of Engineering and Programs, Director of Engineering and Director of Business Development.

With extensive experience in business and product development, and operations utilizing Six Sigma, Life Cycle Management, and Lean Manufacturing, Mr. Sopko will help guide the Company through its next phase of growth building upon the strong foundation that has been established.

Mr. Sopko is a Mechanical Engineering Graduate of The State University of New York at Buffalo and has been a member of The University’s Mechanical and Aerospace Dean’s Advisory Board since 2012.

Mr. Sopko and his family reside in Springville, New York.

Taylor’s website can be visited at: www.taylordevices.com ; with company newsletters at www.taylordevices.com/investors.

Taylor Devices, Inc.

Contact: Artie Regan

Regan & Associates, Inc.

(212) 587-3005 (phone)

(212) 587-3006 (fax)

main@reganproxy.com